Exhibit 99(a)

Culp, Inc. Announces Cash Dividend

HIGH POINT, N.C.--(BUSINESS WIRE)--September 18, 2013--Culp, Inc. (NYSE: CFI), today announced its Board of Directors has declared a cash dividend of $0.04 (four cents) per share payable October 15, 2013, to stockholders of record on October 1, 2013.

Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture. The company markets a variety of innovative fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced from other suppliers. Culp has operations located in the United States, Canada, China and Poland.

CONTACT:
Culp, Inc.
Kenneth R. Bowling, 336-881-5630
Chief Financial Officer